Exhibit 10.6

LIBERMAN BROADCASTING, INC.

AUTHORIZATION

LIBERMAN BROADCASTING, INC.

5724 Hollywood Boulevard

Hollywood, California 90028

Ladies & Gentlemen:

I, Winter Horton, am an employee of Liberman Broadcasting, Inc. (“LBI”) and I hereby acknowledge receipt of LBI Check No. 24957 in the amount of $ 30,000.00 (the “Loan”). I agree that said amount has been provided to me by LBI as a Loan to be repaid by me in equal semi-monthly installments of $______ (the “Installment Amount”).

In consideration for having been given the Loan, I specifically authorize LBI to deduct the Installment Amount from my gross earnings every payroll period beginning with the payroll period ending on _______________, and to apply the amount so deducted to the balance then outstanding on the Loan. These deductions are to continue until such time as the total balance due on the Loan has been paid in full or until the termination of my employment, whichever occurs first.

I understand that if my employment with LBI terminates for any reason, and I have not repaid the Loan in full, any outstanding balance will still be owed LBI and I agree to repay that outstanding balance immediately following termination of my employment. At the time of my termination, I hereby expressly authorize Liberman Broadcasting, Inc. to deduct any remaining unpaid balance from Liberman Broadcasting. Inc.’s final payment to me of accrued wages and/or vacation. I also understand and agree that the regular deductions referred to above will be deducted from my paycheck over and above any other deductions which I have authorized, or which are required by law.

I have signed and delivered this instrument to LBI this 20 day of November, 1998.

/s/ Winter W. Horton
Signature

Winter W. Horton
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